Exhibit 99.01

Contacts:	Investors	Media
	Kim Watkins	Karen Nolan
	Intuit Inc.	Intuit Inc.
	650-944-3324	650-944-6619
	kim_watkins@intuit.com	karen_nolan@intuit.com

Intuit Full Year Revenue Up 13 Percent

Full Year Performance Led By 13 Percent Consumer Group Revenue Growth, Strongest TurboTax Customer Growth in Four Years

MOUNTAIN VIEW, Calif. - Aug. 25, 2020 - Intuit Inc. (Nasdaq: INTU) announced financial results for the fourth quarter and full fiscal year 2020, which ended July 31.
"We had a strong fourth quarter capping off a dynamic fiscal 2020. After seeing an impact on small businesses from shelter-in-place during the third quarter, we saw trends across our business improve during the fourth quarter, highlighting the resiliency of our platform," said Sasan Goodarzi, Intuit's chief executive officer.
"We had an outstanding tax season, growing the Do-It-Yourself (DIY) category overall as well as our share of total returns, while posting the strongest customer growth in four years. TurboTax Live had another great season, as we made significant progress in our effort to transform the assisted category."
Financial Highlights
For the fourth quarter, which reflects a shift of a significant portion of tax filings out of the third quarter and into the fourth quarter, Intuit:

•	Grew revenue to $1.8 billion, up from $994 million in the prior year.

•	Increased Consumer Group revenue to $710 million.

•
Increased Small Business and Self-Employed Group revenue by 16 percent to $1.0 billion and Online Ecosystem revenue by 29 percent. Excluding nonrecurring Paycheck Protection Program (PPP) revenue, growth was 13 percent and 25 percent respectively.

Intuit Reports Fourth Quarter and Full-year 2020 Earnings

For the full year, Intuit:

•	Grew revenue to $7.7 billion, up 13 percent year-over-year.

•	Grew combined QBO and TTO platform revenue 22 percent, totaling approximately $4.8 billion.

•	Grew Small Business and Self-Employed Group revenue by 15 percent and Online Ecosystem revenue by 31 percent. Excluding nonrecurring PPP revenue, growth was 14 percent and 30 percent respectively.

•	Grew Consumer Group revenue 13 percent.

•	Increased GAAP operating income to $2.2 billion, up 17 percent.

•	Increased non-GAAP operating income to $2.7 billion, up 17 percent.

•	Increased GAAP and non-GAAP earnings per share by 17 percent and 16 percent respectively.

Unless otherwise noted, all growth rates refer to the current period versus the comparable prior-year period, and the business metrics and associated growth rates refer to worldwide business metrics.
Snapshot of Fourth-quarter Fiscal Year 2020 Results

GAAP				Non-GAAP
	Q4 FY20	Q4 FY19	Change	Q4 FY20	Q4 FY19	Change
Revenue	$1,816	$994	83%	$1,816	$994	83%
Operating Income (Loss)	$483	$(153)	NM	$616	$(47)	NM
Earnings (Loss) Per Share	$1.68	$(0.17)	NM	$1.81	$(0.09)	NM
Dollars are in millions, except earnings per share. See “About Non-GAAP Financial Measures” below for more information regarding financial measures not prepared in accordance with Generally Accepted Accounting Principles (GAAP).
Revenue growth reflects a shift of a significant portion of tax filings and related revenue out of the third quarter and into the fourth quarter.
A one-time restructuring charge of $43 million was recognized during the fourth quarter and included in both GAAP and Non-GAAP results.

Intuit Reports Fourth Quarter and Full-year 2020 Earnings

Snapshot of Fiscal Year 2020 Full-year Results

GAAP				Non-GAAP
	FY20	FY19	Change	FY20	FY19	Change
Revenue	$7,679	$6,784	13%	$7,679	$6,784	13%
Operating Income	$2,176	$1,854	17%	$2,668	$2,282	17%
Earnings Per Share	$6.92	$5.89	17%	$7.86	$6.75	16%
Dollars are in millions, except earnings per share. See “About Non-GAAP Financial Measures” below for more information regarding financial measures not prepared in accordance with Generally Accepted Accounting Principles (GAAP).
A one-time restructuring charge of $43 million was recognized during the fourth quarter and included in both GAAP and Non-GAAP results.
Business Segment Results
Consumer and Strategic Partner Groups

•	TurboTax Online and total TurboTax units both increased 11 percent, the strongest customer growth in four years.

•	Excluding stimulus-only filings, estimated TurboTax share of total tax returns grew over 1.5 points and TurboTax share of the DIY category was flat.

•	TurboTax Live customers grew nearly 70 percent.

•
The number of customers paying nothing grew just over 20 percent to 16 million filers. Our commitment to offering free tax prep for those who need it most with a robust free offering has resulted in over 70 million TurboTax customers who paid nothing for their TurboTax experience over the last 6 years.

•	The Turbo offering has 22 million registered users, up from 14 million last year.

•	Professional tax revenue in the Strategic Partner Group grew by 4 percent for the year.

Intuit Reports Fourth Quarter and Full-year 2020 Earnings

TurboTax Federal Unit Data

Units in millions	Season through July 31, 2020	Season through July 31, 2019	Change Year-Over-Year
Desktop Units	4.9	4.9	—%
Online Units	35.8	32.3	11%
Sub-total U.S. TurboTax Units	40.7	37.2	9%
Free File Alliance	2.0	1.2	67%
Total U.S. TurboTax Units	42.7	38.4	11%
Canada TurboTax Units	3.4	3.0	13%
Unit data is for the period November 1, 2019 to July 31, 2020 for the season through July 31, 2020 and for November 1, 2018 to July 31, 2019 for the season through July 31, 2019.

Small Business and Self-Employed Group

Small Business and Self-Employed Group Revenue Growth

YoY Growth %	Q4 FY20	FY20
Online Services Revenue	21%	21%
Online Services Revenue (Excluding PPP Revenue)	12%	19%
Online Ecosystem Revenue	29%	31%
Online Ecosystem Revenue (Excluding PPP Revenue)	25%	30%
Small Business and Self-Employed Group Revenue	16%	15%
Small Business and Self-Employed Group Revenue (Excluding PPP Revenue)	13%	14%

•	For the fourth fiscal quarter and full fiscal year:

◦
Grew QuickBooks Online accounting revenue 34 percent for the quarter and 38 percent for the year. Growth was driven primarily by customer growth, higher effective prices and, to a lesser extent, mix shift.

◦
Increased online services revenue 21 percent for the quarter and 21 percent for the year. Growth was driven by QuickBooks Online payments, QuickBooks Capital, QuickBooks Online payroll and TSheets. Excluding nonrecurring PPP revenue, growth was 12 percent for the quarter and 19 percent for the year.

•	QuickBooks Capital has funded $683 million in cumulative loans (excluding PPP loans) since launch. At the end of the fourth quarter, the net loans receivable balance for non-PPP loans was $40 million.

Intuit Reports Fourth Quarter and Full-year 2020 Earnings

•
As of July 31, 2020, Intuit and its bank partners helped make available just over $1.2 billion of approved small business loans to customers from the PPP through QuickBooks Capital. This resulted in approximately $30 million in non-recurring revenue in the fourth quarter, with roughly $16 million included in online services revenue and $14 million included in desktop services revenue. At the end of the fourth quarter the company held $98 million net loans receivable for PPP which we intend to sell.

Capital Allocation Summary

•
Had a total cash and investments balance of approximately $7.1 billion as of July 31. This includes proceeds from $2 billion senior notes issued on June 29 at a blended coupon rate of 1.15%. Intuit repaid the outstanding balance of its $1 billion revolving credit facility on August 10.

•	Repurchased $318 million of stock during fiscal year 2020, with $2.4 billion remaining on the company's authorization.

•	Received Board approval for a quarterly dividend of $0.59 per share, payable October 19, 2020. This represents a 11 percent increase versus last year.

Conference Call Details
Intuit executives will discuss the financial results on a conference call at 1:30 p.m. Pacific time on Aug. 25. To hear the call, dial 844-246-4601 in the United States or 703-639-1172 from international locations. No reservation or access code is needed. The conference call can also be heard live at http://investors.intuit.com/Events/default.aspx. Prepared remarks for the call will be available on Intuit’s website after the call ends.
Replay Information
A replay of the conference call will be available for one week by calling 855-859-2056, or 404-537-3406 from international locations. The access code for this call is 9725549.
The audio webcast will remain available on Intuit’s website for one week after the conference call.
Investor Day 2020

Intuit Reports Fourth Quarter and Full-year 2020 Earnings

Intuit will host its virtual annual Investor Day on Sept. 23 at 8:00 a.m. Pacific time. The event will include presentations from Sasan Goodarzi, president and chief executive officer, Michelle Clatterbuck, chief financial officer, and other leaders.
About Intuit
Intuit’s mission is to Power Prosperity Around the World. Our global products and platforms, including TurboTax, QuickBooks, Mint and Turbo, are designed to empower consumers, self-employed and small businesses to improve their financial lives, finding them more money with the least amount of work, while giving them complete confidence in their actions and decisions. Our innovative ecosystem of financial management solutions serves approximately 50 million customers worldwide, unleashing the power of many for the prosperity of one. Please visit us for the latest news and in-depth information about Intuit and its brands and find us on social.
About Non-GAAP Financial Measures
This press release and the accompanying tables include non-GAAP financial measures. For a description of these non-GAAP financial measures, including the reasons management uses each measure, and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles, please see the section of the accompanying tables titled "About Non-GAAP Financial Measures" as well as the related Table B1 and Table B2. A copy of the press release issued by Intuit today can be found on the investor relations page of Intuit's website.
Cautions About Forward-looking Statements
This press release contain forward-looking statements, including the impact of the COVID-19 pandemic on Intuit’s business; the timing of when individuals will file their tax returns; Intuit’s prospects for the business in fiscal 2021 and beyond; expectations regarding Intuit’s growth outside the US; expectations regarding timing and growth of revenue for each of Intuit’s reporting segments and from current or future products and services; expectations regarding customer growth; expectations regarding Intuit’s corporate tax rate; expectations regarding changes to our products and their impact on Intuit’s business; expectations regarding the amount and timing of any future dividends or share repurchases; expectations regarding availability of our offerings; expectations regarding the impact of our strategic decisions on Intuit’s business; and expectations regarding the timing, completion and impact of the Credit Karma acquisition.
Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from the expectations expressed in the forward-looking statements. These risks and uncertainties may be amplified by the COVID-19 pandemic, which has caused significant economic instability and uncertainty. These factors include, without limitation, the following: our ability to compete successfully; our participation in the Free File Alliance; potential governmental encroachment in our tax businesses; our ability to adapt to technological change; our ability to predict consumer behavior; our reliance on third-party intellectual property; our ability to protect our intellectual property rights; any harm to our reputation; risks associated with acquisition and divestiture activity; the issuance of equity or incurrence of debt to fund an acquisition; our cybersecurity incidents (including those affecting the third parties we rely on); customer concerns

Intuit Reports Fourth Quarter and Full-year 2020 Earnings

about privacy and cybersecurity incidents; fraudulent activities by third parties using our offerings; our failure to process transactions effectively; interruption or failure of our information technology; our ability to maintain critical third-party business relationships; our ability to attract and retain talent; any deficiency in the quality or accuracy of our products (including the advice given by experts on our platform); any delays in product launches; difficulties in processing or filing customer tax submissions; risks associated with international operations; changes to public policy, laws or regulations affecting our businesses; litigation in which we are involved; the seasonal nature of our tax business; changes in tax rates and tax reform legislation; global economic changes; exposure to credit risk of the businesses we provide capital to; amortization of acquired intangible assets and impairment charges; our ability to repay outstanding debt; our ability to repurchase shares or distribute dividends; volatility of our stock price; and our ability to successfully market our offerings.
More details about these and other risks that may impact our business are included in our Form 10-K for fiscal 2019 and in our other SEC filings. You can locate these reports through our website at http://investors.intuit.com. Forward-looking statements represent the judgment of the management of Intuit as of the date of this presentation. We do not undertake any duty to update any forward-looking statement or other information in this presentation.

TABLE A
INTUIT INC.
GAAP CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	July 31, 2020	July 31, 2019	July 31, 2020	July 31, 2019

Net revenue:
Product	$294	$245	$1,635	$1,623
Service and other	1,522	749	6,044	5,161
Total net revenue	1,816	994	7,679	6,784
Costs and expenses:
Cost of revenue:
Cost of product revenue	15	17	72	77
Cost of service and other revenue	302	259	1,284	1,070
Amortization of acquired technology	5	5	22	20
Selling and marketing	424	381	2,048	1,927
Research and development	393	333	1,392	1,233
General and administrative	193	150	679	597
Amortization of other acquired intangible assets	1	2	6	6
Total costs and expenses [A]	1,333	1,147	5,503	4,930
Operating income (loss)	483	(153)	2,176	1,854
Interest expense	(7)	(3)	(14)	(15)
Interest and other income, net	10	19	36	42
Income (loss) before income taxes	486	(137)	2,198	1,881
Income tax provision (benefit) [B]	41	(93)	372	324
Net income (loss)	$445	$(44)	$1,826	$1,557

Basic net income (loss) per share	$1.70	$(0.17)	$6.99	$5.99
Shares used in basic per share calculations	262	260	261	260

Diluted net income (loss) per share	$1.68	$(0.17)	$6.92	$5.89
Shares used in diluted per share calculations	264	260	264	264

Cash dividends declared per common share	$0.53	$0.47	$2.12	$1.88

See accompanying Notes.

INTUIT INC.
NOTES TO TABLE A

[A]	The following table summarizes the total share-based compensation expense that we recorded in operating income (loss) for the periods shown.

	Three Months Ended		Twelve Months Ended
(in millions)	July 31, 2020	July 31, 2019	July 31, 2020	July 31, 2019
Cost of revenue	$16	$14	$60	$58
Selling and marketing	30	25	116	103
Research and development	40	35	151	136
General and administrative	28	24	108	104
Total share-based compensation expense	$114	$98	$435	$401

[B]
We recognized excess tax benefits on share-based compensation of $90 million in our provision for income taxes for the twelve months ended July 31, 2020 and $120 million for the twelve months ended July 31, 2019.

Our effective tax rate for the twelve months ended July 31, 2020 was approximately 17%. Excluding tax benefits related to share-based compensation, our effective tax rate was 21% and did not differ significantly from the federal statutory rate.
Our effective tax rate for the twelve months ended July 31, 2019 was approximately 17%. Excluding tax benefits related to share-based compensation, our effective tax rate was 24%. This differed from the federal statutory rate of 21% primarily due to state income taxes and non-deductible share-based compensation, which were partially offset by the benefit we received from the federal research and experimentation credit.

TABLE B1
INTUIT INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES
(In millions, except per share amounts)
(Unaudited)

	Fiscal 2020
	Q1	Q2	Q3	Q4	Full Year
GAAP operating income (loss)	$10	$270	$1,413	$483	$2,176
Amortization of acquired technology	6	6	5	5	22
Amortization of other acquired intangible assets	2	1	2	1	6
Professional fees for business combinations	—	—	16	13	29
Share-based compensation expense	111	107	103	114	435
Non-GAAP operating income (loss)	$129	$384	$1,539	$616	$2,668

GAAP net income (loss)	$57	$240	$1,084	$445	$1,826
Amortization of acquired technology	6	6	5	5	22
Amortization of other acquired intangible assets	2	1	2	1	6
Professional fees for business combinations	—	—	16	13	29
Share-based compensation expense	111	107	103	114	435
Net (gain) loss on debt securities and other investments	1	1	2	1	5
Income tax effects and adjustments [A]	(68)	(49)	(29)	(102)	(248)
Non-GAAP net income (loss)	$109	$306	$1,183	$477	$2,075

GAAP diluted net income (loss) per share	$0.22	$0.91	$4.11	$1.68	$6.92
Amortization of acquired technology	0.02	0.02	0.02	0.02	0.08
Amortization of other acquired intangible assets	0.01	—	0.01	—	0.02
Professional fees for business combinations	—	—	0.06	0.05	0.11
Share-based compensation expense	0.42	0.41	0.39	0.44	1.65
Net (gain) loss on debt securities and other investments	—	—	0.01	—	0.02
Income tax effects and adjustments [A]	(0.26)	(0.18)	(0.11)	(0.38)	(0.94)
Non-GAAP diluted net income (loss) per share	$0.41	$1.16	$4.49	$1.81	$7.86

Shares used in GAAP diluted per share calculation	264	264	264	264	264

Shares used in non-GAAP diluted per share calculation	264	264	264	264	264

[A]     As discussed in “About Non-GAAP Financial Measures - Income Tax Effects and Adjustments” following Table D, our long-term non-GAAP tax rate eliminates the effects of non-recurring and period-specific items. Income tax adjustments consist primarily of the tax impact of the non-GAAP pre-tax adjustments and the excess tax benefits on share-based compensation.
See “About Non-GAAP Financial Measures” immediately following Table D for information on these measures, the items excluded from the most directly comparable GAAP measures in arriving at non-GAAP financial measures, and the reasons management uses each measure and excludes the specified amounts in arriving at each non-GAAP financial measure.

TABLE B2
INTUIT INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES
(In millions, except per share amounts)
(Unaudited)

	Fiscal 2019
	Q1	Q2	Q3	Q4	Full Year
GAAP operating income (loss)	$(10)	$233	$1,784	$(153)	$1,854
Amortization of acquired technology	5	5	5	5	20
Amortization of other acquired intangible assets	2	1	1	2	6
Professional fees for business combinations	—	—	—	1	1
Share-based compensation expense	105	100	98	98	401
Non-GAAP operating income (loss)	$102	$339	$1,888	$(47)	$2,282

GAAP net income (loss)	$34	$189	$1,378	$(44)	$1,557
Amortization of acquired technology	5	5	5	5	20
Amortization of other acquired intangible assets	2	1	1	2	6
Professional fees for business combinations	—	—	—	1	1
Share-based compensation expense	105	100	98	98	401
Net (gain) loss on debt securities and other investments	1	2	2	1	6
Income tax effects and adjustments [A]	(71)	(33)	(19)	(86)	(209)
Non-GAAP net income (loss)	$76	$264	$1,465	$(23)	$1,782

GAAP diluted net income (loss) per share	$0.13	$0.72	$5.22	$(0.17)	$5.89
Amortization of acquired technology	0.02	0.02	0.02	0.02	0.08
Amortization of other acquired intangible assets	0.01	—	—	0.01	0.03
Professional fees for business combinations	—	—	—	—	—
Share-based compensation expense	0.40	0.38	0.38	0.38	1.52
Net (gain) loss on debt securities and other investments	—	0.01	0.01	—	0.02
Income tax effects and adjustments [A]	(0.27)	(0.13)	(0.08)	(0.33)	(0.79)
Non-GAAP diluted net income (loss) per share	$0.29	$1.00	$5.55	$(0.09)	$6.75

Shares used in GAAP diluted per share calculation	264	264	264	260	264

Shares used in non-GAAP diluted per share calculation	264	264	264	260	264

[A]
As discussed in “About Non-GAAP Financial Measures - Income Tax Effects and Adjustments” following Table D, our long-term non-GAAP tax rate eliminates the effects of non-recurring and period-specific items. Income tax adjustments consist primarily of the tax impact of the non-GAAP pre-tax adjustments and the excess tax benefits on share-based compensation.

See “About Non-GAAP Financial Measures” immediately following Table D for information on these measures, the items excluded from the most directly comparable GAAP measures in arriving at non-GAAP financial measures, and the reasons management uses each measure and excludes the specified amounts in arriving at each non-GAAP financial measure.

TABLE C
INTUIT INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	July 31, 2020	July 31, 2019

ASSETS
Current assets:
Cash and cash equivalents	$6,442	$2,116
Investments	608	624
Accounts receivable, net	149	87
Income taxes receivable	12	65
Prepaid expenses and other current assets	314	266
Current assets before funds held for customers	7,525	3,158
Funds held for customers	455	436
Total current assets	7,980	3,594

Long-term investments	19	13
Property and equipment, net	734	780
Operating lease right-of-use assets	226	—
Goodwill	1,654	1,655
Acquired intangible assets, net	28	54
Long-term deferred income taxes	65	1
Other assets	225	186
Total assets	$10,931	$6,283

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$1,338	$50
Accounts payable	305	274
Accrued compensation and related liabilities	482	385
Deferred revenue	652	619
Other current liabilities	297	202
Current liabilities before customer fund deposits	3,074	1,530
Customer fund deposits	455	436
Total current liabilities	3,529	1,966

Long-term debt	2,031	386
Long-term deferred income tax liabilities	2	37
Operating lease liabilities	221	—
Other long-term obligations	42	145
Total liabilities	5,825	2,534

Stockholders’ equity	5,106	3,749
Total liabilities and stockholders’ equity	$10,931	$6,283

TABLE D
INTUIT INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Twelve Months Ended
	July 31, 2020	July 31, 2019
Cash flows from operating activities:
Net income	$1,826	$1,557
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	189	199
Amortization of acquired intangible assets	29	26
Non-cash operating lease cost	60	—
Share-based compensation expense	435	401
Deferred income taxes	(179)	(7)
Other	6	15
Total adjustments	540	634
Originations of loans held for sale	(566)	—
Sale and principal payments of loans held for sale	482	—
Changes in operating assets and liabilities:
Accounts receivable	(59)	11
Income taxes receivable	53	5
Prepaid expenses and other assets	(31)	(37)
Accounts payable	33	90
Accrued compensation and related liabilities	100	16
Deferred revenue	38	39
Operating lease liabilities	(61)	—
Other liabilities	59	9
Total changes in operating assets and liabilities	132	133
Net cash provided by operating activities	2,414	2,324
Cash flows from investing activities:
Purchases of corporate and customer fund investments	(701)	(752)
Sales of corporate and customer fund investments	130	84
Maturities of corporate and customer fund investments	596	303
Purchases of property and equipment	(137)	(155)
Acquisitions of businesses, net of cash acquired	—	(64)
Originations of term loans to small businesses	(243)	(316)
Principal repayments of term loans from small businesses	287	267
Other	(29)	(2)
Net cash used in investing activities	(97)	(635)
Cash flows from financing activities:
Proceeds from issuance of long-term debt, net of discount and issuance costs	1,983	—
Proceeds from borrowings under unsecured revolving credit facility	1,000	—
Proceeds from borrowings under secured revolving credit facility	—	48
Repayment of debt	(50)	(50)
Proceeds from issuance of stock under employee stock plans	211	284
Payments for employee taxes withheld upon vesting of restricted stock units	(244)	(251)
Cash paid for purchases of treasury stock	(323)	(556)
Dividends and dividend rights paid	(561)	(501)
Net change in customer fund deposits	19	69
Other	(1)	(8)
Net cash provided by (used in) financing activities	2,034	(965)
Effect of exchange rates on cash, cash equivalents, restricted cash, and restricted cash equivalents	(6)	(3)
Net increase in cash, cash equivalents, restricted cash, and restricted cash equivalents	4,345	721
Cash, cash equivalents, restricted cash, and restricted cash equivalents at beginning of period	2,352	1,631
Cash, cash equivalents, restricted cash, and restricted cash equivalents at end of period	$6,697	$2,352
Reconciliation of cash, cash equivalents, restricted cash, and restricted cash equivalents reported within the consolidated balance sheet to the total amounts reported on the consolidated statement of cash flows

Cash and cash equivalents	$6,442	$2,116
Restricted cash and restricted cash equivalents included in funds held for customers	255	236
Total cash, cash equivalents, restricted cash, and restricted cash equivalents at end of period	$6,697	$2,352

INTUIT INC.
ABOUT NON-GAAP FINANCIAL MEASURES

The accompanying press release dated August 25, 2020 contains non-GAAP financial measures. Table B1 and Table B2 reconcile the non-GAAP financial measures in that press release to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles (GAAP). These non-GAAP financial measures include non-GAAP operating income (loss), non-GAAP net income (loss), and non-GAAP net income (loss) per share.

Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same names, and may differ from non-GAAP financial measures with the same or similar names that are used by other companies.

We compute non-GAAP financial measures using the same consistent method from quarter to quarter and year to year. We may consider whether other significant items that arise in the future should be excluded from our non-GAAP financial measures.

We exclude the following items from all of our non-GAAP financial measures:

•	Share-based compensation expense

•	Amortization of acquired technology

•	Amortization of other acquired intangible assets

•	Goodwill and intangible asset impairment charges

•	Gains and losses on disposals of businesses and long-lived assets

•	Professional fees for business combinations

We also exclude the following items from non-GAAP net income (loss) and diluted net income (loss) per share:

•	Gains and losses on debt and equity securities and other investments

•	Income tax effects and adjustments

•	Discontinued operations

We believe that these non-GAAP financial measures provide meaningful supplemental information regarding Intuit’s operating results primarily because they exclude amounts that we do not consider part of ongoing operating results when planning and forecasting and when assessing the performance of the organization, our individual operating segments, or our senior management. We believe our non-GAAP financial measures also facilitate the comparison by management and investors of results for current periods and guidance for future periods with results for past periods.

The following are descriptions of the items we exclude from our non-GAAP financial measures.

Share-based compensation expenses. These consist of non-cash expenses for stock options, restricted stock units, and our Employee Stock Purchase Plan. When considering the impact of equity awards, we place greater emphasis on overall shareholder dilution rather than the accounting charges associated with those awards.

Amortization of acquired technology and amortization of other acquired intangible assets. When we acquire a business in a business combination, we are required by GAAP to record the fair values of the intangible assets of the entity and amortize them over their useful lives. Amortization of acquired technology in cost of revenue includes amortization of software and other technology assets of acquired entities. Amortization of other acquired intangible assets in operating expenses includes amortization of assets such as customer lists, covenants not to compete, and trade names.

Goodwill and intangible asset impairment charges. We exclude from our non-GAAP financial measures non-cash charges to adjust the carrying values of goodwill and other acquired intangible assets to their estimated fair values.

Gains and losses on disposals of businesses and long-lived assets. We exclude from our non-GAAP financial measures gains and losses on disposals of businesses and long-lived assets because they are unrelated to our ongoing business operating results.

Professional fees for business combinations. We exclude from our non-GAAP financial measures the professional fees we incur to complete business combinations. These include investment banking, legal, and accounting fees.

Gains and losses on debt and equity securities and other investments. We exclude from our non-GAAP financial measures gains and losses that we record when we sell or impair available-for-sale debt and equity securities and other investments.

Income tax effects and adjustments. We use a long-term non-GAAP tax rate for evaluating operating results and for planning, forecasting, and analyzing future periods. This long-term non-GAAP tax rate excludes the income tax effects of the non-GAAP pre-tax adjustments described above, and eliminates the effects of non-recurring and period specific items which can vary in size and frequency. Based on our current long-term projections, we are using a long-term non-GAAP tax rate of 23% for fiscal
2019 and fiscal 2020. This long-term non-GAAP tax rate could be subject to change for various reasons including significant changes in our geographic earnings mix or fundamental tax law changes in major jurisdictions in which we operate. We evaluate this long-term non-GAAP tax rate on an annual basis and whenever any significant events occur which may materially affect this rate.

Operating results and gains and losses on the sale of discontinued operations. From time to time, we sell or otherwise dispose of selected operations as we adjust our portfolio of businesses to meet our strategic goals. In accordance with GAAP, we segregate the operating results of discontinued operations as well as gains and losses on the sale of these discontinued operations from continuing operations on our GAAP statements of operations but continue to include them in GAAP net income or loss and net income or loss per share. We exclude these amounts from our non-GAAP financial measures.